UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 22, 2005

FiberNet Telecom Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-7841	52-2255974
(Commission File Number)	(IRS Employer Identification No.)

570 Lexington Avenue, 3rd Floor, New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 405-6200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 22, 2005, we entered into an amendment (the “Amendment”) to each of (1) the Amended and Restated Credit Agreement, dated as of February 9, 2001 (as amended, the “Credit Agreement”), among our subsidiaries, FiberNet Operations, Inc. and Devnet L.L.C. (together, the “Borrowers”), the financial institutions party to the Credit Agreement as lenders (collectively, the “Lenders”), Deutsche Bank AG New York Branch, as administrative agent for the Lenders (the “Administrative Agent”), TD Securities (USA) Inc., as syndication agent for the Lenders, and Wachovia Investors, Inc., as documentation agent for the Lenders, and (2) the Amended and Restated Parent Guaranty Agreement, dated as of February 9, 2001 (as amended, the “Parent Guaranty Agreement”), by us in favor of the Administrative Agent.

The Amendment further extends from July 22, 2005 to August 23, 2005 the date by which we must issue securities in an amount sufficient to result in net proceeds of at least $6,500,000 pursuant to an agreement in form and substance satisfactory to the Administrative Agent and the Lenders. In connection with the execution of the Amendment, the Borrowers shall pay an amendment fee to the Administrative Agent in an amount equal to fifty basis points of the commitments to the Lenders, which is approximately $127,000. In addition, if the equity issuance is not consummated on or before August 5, 2005, then the Borrowers shall pay an extension fee to the Administrative Agent in an amount equal to one hundred basis points of the commitments to the Lenders, which is approximately $254,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIBERNET TELECOM GROUP, INC.

By:	/s/ Edward Granaghan
Name:	Edward Granaghan
Title:	Senior Vice President—Finance and
Chief Financial Officer

Date: July 22, 2005